                                                                    Exhibit 99.1





                               LIGGETT GROUP INC.

                        CONSOLIDATED FINANCIAL STATEMENTS


                                 MARCH 31, 1997

                              LIGGETT GROUP, INC.
                       CONSOLIDATED FINANCIAL STATEMENTS

                               TABLE OF CONTENTS
                               -----------------




                                                                                    Page
                                                                                    ----

         Liggett Group Inc.:
         -------------------

                   Consolidated Balance Sheets as of March 31, 1997 and
                       December  31,  1996  . . . . . . . . . . . . . . . . . . . .   2
                   Consolidated Statements of Operations for the three months
                       ended March 31, 1997 and 1996  . . . . . . . . . . . . . . .   4
                   Consolidated Statement of Stockholders' Equity (Deficit) for
                       the three months ended March 31, 1997  . . . . . . . . . . .   5
                   Consolidated Statements of Cash Flows for the three months
                       ended March 31, 1997 and 1996. . . . . . . . . . . . . . . .   6
                   Notes to Consolidated Financial Statements . . . . . . . . . . .   7

         Eve Holdings Inc.:
         ------------------

                   Balance Sheets as of  March 31, 1997 and December 31, 1996 . . .  20
                   Statements of Operations for the three months ended March 31,
                       1997  and  1996  . . . . . . . . . . . . . . . . . . . . . .  21
                   Statements of Cash Flows for the three months ended March 31,
                       1997  and  1996  . . . . . . . . . . . . . . . . . . . . . .  22
                   Notes to Financial Statements  . . . . . . . . . . . . . . . . .  23



                               LIGGETT GROUP INC.

                          CONSOLIDATED BALANCE SHEETS

                                  (Unaudited)
                (Dollars in thousands, except per share amounts)

                                                                           March 31,       December 31,
                                                                             1997              1996
                                                                           ---------       ------------

                                                          ASSETS


Current assets:
     Cash ..............................................................   $   477          $   --
     Accounts receivable:
         Trade, less allowances of $930 and $1,280, respectively .......     9,117           19,316
         Other .........................................................       864              744

     Inventories .......................................................    49,261           50,122
     Other current assets ..............................................       610            1,205
                                                                           -------          -------

             Total current assets ......................................    60,329           71,387

Property, plant and equipment, at cost, less accumulated
     depreciation of $29,981 and $29,511, respectively .................    18,662           18,705

Intangible assets, at cost, less accumulated amortization
     of $17,817 and $17,388, respectively ..............................     2,898            3,327

Other assets and deferred charges, at cost, less accumulated
     amortization of $7,860 and $7,410, respectively ...................     3,618            4,258
                                                                           -------          -------

             Total assets ..............................................   $85,507          $97,677
                                                                           =======          =======








                                                        (continued)

                               LIGGETT GROUP INC.

                                  (Unaudited)
                (Dollars in thousands, except per share amounts)

                                                                                 March 31,      December 31,
                                                                                   1997             1996
                                                                                 ---------      ------------

                                      LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)

Current liabilities:

     Current maturities of long-term debt ...................................... $  73,838        $  31,807
     Cash overdraft ............................................................       --                 6
     Accounts payable, principally trade .......................................    14,618           18,949
     Accrued expenses:
         Promotional ...........................................................    31,850           30,257
         Compensation and related items ........................................       502              682
         Taxes, principally excise taxes .......................................     2,698            7,565
         Estimated allowance for sales returns .................................     5,000            5,000
         Interest ..............................................................     3,243            8,435
         Other .................................................................     9,750            9,380
                                                                                 ---------        ---------

             Total current liabilities .........................................   141,499          112,081

Long-term debt, less current maturities ........................................   107,245          144,698

Non-current employee benefits and other liabilities ............................    16,545           17,376

Commitments and contingencies (Notes 5 and 8)

Stockholder's equity (deficit):

     Redeemable preferred stock (par value $1.00 per share; authorized 1,000 shares; no shares issued and outstanding)

     Common stock (par value $0.10 per share; authorized
       2,000 shares; issued and outstanding 1,000 shares)
       and contributed capital .................................................    47,640           49,840
     Accumulated deficit .......................................................  (227,422)        (226,318)
                                                                                 ---------        ---------

             Total stockholder's deficit .......................................  (179,782)        (176,478)
                                                                                 ---------        ---------

             Total liabilities and stockholder's equity (deficit)  ............. $  85,507        $  97,677
                                                                                 =========        =========





                  The accompanying notes are an integral part
                        of these financial statements.

                               LIGGETT GROUP INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (Unaudited)
                             (Dollars in thousands)

                                                          Three Months Ended
                                                               March 31,
                                                      ------------------------
                                                        1997           1996
                                                        ----           ----
Net sales*.........................................   $66,301         $78,488

Cost of sales*.....................................    30,259          36,292
                                                      -------         -------

          Gross profit ............................    36,042          42,196

Selling, general and administrative expenses.......    33,910          42,118

Restructuring......................................     1,761             --
                                                      -------         -------

          Operating income ........................       371              78

Other income (expense):

    Interest income ...............................        57             --
    Interest expense ..............................    (6,040)         (5,856)
    Equity in loss of affiliate ...................       (33)            --
    Sale of assets ................................     1,592             --
    Retirement of debt ............................     2,963             --
    Miscellaneous, net ............................       (14)            (12)
                                                      -------         -------
          Net loss.................................   $(1,104)        $(5,790)
                                                      =======         =======




     *Net sales and cost of sales include federal excise taxes of $16,860 and $21,197, respectively.







                  The accompanying notes are an integral part
                        of these financial statements.

                               LIGGETT GROUP INC.

            CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIT)

                                  (Unaudited)
                             (Dollars in thousands)

                                                             Common
                                                            Stock and                            Total
                                                           Contributed      Accumulated       Stockholder's
                                                             Capital          Deficit            Deficit
                                                           -----------      ------------      -------------
Balance at December 31, 1996. . . . . . . . . . . . . . .    $49,840         $(226,318)         $(176,478)

   Net loss . . . . . . . . . . . . . . . . . . . . . . .        --             (1,104)            (1,104)
   Consideration for option to acquire affiliate
       stock in excess of its net assets (Note 9) . . . .     (2,200)              --              (2,200)
                                                             -------         ---------          ---------

Balance at March 31, 1997. . . . . . . . . . . . .. . . .    $47,640         $(227,422)         $(179,782)
                                                             =======         =========          =========









                  The accompanying notes are an integral part
                         of these financial statements.

                               LIGGETT GROUP INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (Unaudited)
                             (Dollars in thousands)

                                                                                    Three Months Ended
                                                                                          March 31,
                                                                                   ----------------------
                                                                                     1997         1996
                                                                                     ----         ----
Cash flows from operating activities:
    Net loss ....................................................................  $ (1,104)    $ (5,790)
    Adjustments to reconcile net loss to net
         cash used in operating activities:
       Depreciation and amortization ............................................     1,764        1,990
       Deferred income taxes ....................................................        --          (57)
       (Gain) loss on sale of property, plant and equipment .....................    (1,592)          16
       Gain on retirement of notes ..............................................    (2,963)          --
       Deferred finance charges and debt discount written off ...................       130           --
       Equity in loss of affiliate ..............................................        33           --
    Changes in assets and liabilities:
        Accounts receivable .....................................................    10,079       10,151
        Inventories .............................................................       861       (2,115)
        Accounts payable ........................................................      (922)      (2,335)
        Accrued expenses ........................................................   (11,685)     (10,982)
        Non-current employee benefits ...........................................      (206)        (348)
        Other, net ..............................................................      (433)        (187)
                                                                                   --------     --------
             Net cash used in operating activities ..............................    (6,038)      (9,657)
                                                                                   --------     --------

Cash flows from investing activities:
    Proceeds from sale of property, plant and equipment .........................     1,904           --
    Capital expenditures ........................................................      (649)      (1,350)
    Purchase of an option in affiliate ..........................................    (2,200)          --
                                                                                   --------     --------
            Net cash used in investing activities ...............................      (945)      (1,350)
                                                                                   --------     --------

Cash flows from financing activities:

    Repayments of long-term debt ................................................    (4,601)         (64)
    Borrowings under revolving credit facility ..................................    81,291       87,644
    Repayments under revolving credit facility ..................................   (69,224)     (76,629)
    Increase (decrease) in cash overdraft .......................................        (6)          56
                                                                                   --------     --------
            Net cash provided by financing activities ...........................     7,460       11,007
                                                                                   --------     --------

Net change in cash and cash equivalents .........................................       477           --
Cash and cash equivalents:
    Beginning of period .........................................................        --           --
                                                                                   --------     --------
    End of period ...............................................................  $    477     $     --
                                                                                   ========     ========

Supplemental cash flow information:
    Cash payments (refunds) during the period for:
        Interest ................................................................  $ 11,022     $ 10,793
        Income taxes ............................................................  $     93     $     15



                  The accompanying notes are an integral part
                         of these financial statements.

                               LIGGETT GROUP INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (Unaudited)
                (Dollars in thousands, except per share amounts)

1.        THE COMPANY


          Liggett Group Inc. ("Liggett" or the "Company") is a wholly-owned subsidiary of BGLS Inc. ("BGLS"), a wholly-owned subsidiary of Brooke Group Ltd. ("BGL"). Liggett is engaged primarily in the manufacture and sale of cigarettes, principally in the United States. Certain management and administrative functions are performed by affiliates (see Note 9).

         The consolidated financial statements included herein are unaudited and, in the opinion of management, reflect all adjustments necessary (which are normal and recurring) to present fairly the Company's consolidated financial position, results of operations and cash flows. The December 31, 1996 balance sheet has been derived from audited financial statements. These consolidated financial statements should be read in conjunction with the consolidated financial statements included in the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 1996, as filed with the Securities and Exchange Commission. The results of operations for interim periods should not be regarded as necessarily indicative of the results that may be expected for the entire year.

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. Liggett had a net capital deficiency of $179,782 as of March 31, 1997, is highly leveraged and has substantial near-term debt service requirements. Due to the many risks and uncertainties associated with the cigarette industry and the impact of tobacco litigation (see Note 8), there can be no assurance that the Company will be able to meet its future earnings and/or cash flow goals. Consequently, the Company could be in violation of certain debt covenants, and if its lenders were to exercise acceleration rights under the revolving credit facility or Senior Secured Notes indentures or refuse to lend under the revolving credit facility, the Company would not be able to satisfy such demands or its working capital requirements.

         Further, the Company's Senior Secured Notes require a mandatory principal redemption of $37,500 on February 1, 1998 and a payment at maturity on February 1, 1999 of $107,400 and its revolving credit facility expires on March 8, 1998 unless extended by its lenders. Current maturities of both the Senior Secured Notes and revolving credit facility of approximately $74,000 contribute substantially to the working capital deficit of approximately $81,170 as of March 31, 1997.

         While management currently intends to seek to refinance and/or restructure with the Company's note holders the redemption and maturity requirements on the Senior Secured Notes and to extend the revolving credit facility, there are no refinancing or restructuring arrangements for the notes or commitments to extend the facility at this time, and no assurances can be given in this regard. Based on the Company's net loss for 1996 and anticipated 1997 operating results, the Company does not anticipate it will be able to generate sufficient cash from operations to make such payments. If the Company is unable to refinance or restructure such obligations, renegotiate the payment terms of the Senior Secured Notes, extend the revolving credit facility, or otherwise make such payments, substantially all of its long-term debt and revolving credit facility would be in default and holders of such debt could accelerate the maturity of such debt. In such event, the Company may be forced to seek protection from creditors under applicable laws. These matters raise substantial doubt about the Company meeting its liquidity needs and its ability to continue as a going concern.

         The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.       ESTIMATES AND ASSUMPTIONS

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Significant estimates subject to material changes in the near term include deferred tax assets, allowance for doubtful accounts, sales returns and allowances, actuarial assumptions of pension plans and litigation and defense costs. Actual results could differ from those estimates.

3.       PER SHARE DATA

         All of the Company's common shares (1,000 shares, issued and outstanding for all periods presented herein) are owned by BGLS. Accordingly, earnings and dividends per share data are not presented in these consolidated financial statements.

4.       ASSETS UNDER AGREEMENTS FOR SALE

         On April 29, 1996, Liggett executed a definitive agreement (as amended) with Blue Devil Ventures, a North Carolina limited liability partnership, for the sale by Liggett to Blue Devil Ventures of certain surplus realty in Durham, North Carolina, for a sale price of $2,200. The transaction closed on March 11, 1997. A gain of $1,531 was recognized, net of costs required to prepare the properties for sale and selling costs.

5.       INVENTORIES

         Inventories consist of the following:


                                                                                     March 31,  December 31,
                                                                                       1997        1996
                                                                                     ---------  ------------
        Finished goods ..........................................................   $ 15,320      $ 15,304
        Work-in-process .........................................................      4,812         4,382
        Raw materials ...........................................................     30,349        31,338
        Replacement parts and supplies ..........................................      3,641         3,554
                                                                                    --------      --------

        Inventories at current cost .............................................     54,122        54,578

        LIFO adjustment .........................................................     (4,861)       (4,456)
                                                                                    --------      --------

        Inventories at LIFO cost ................................................   $ 49,261      $ 50,122
                                                                                    ========      ========


         The Company has a leaf inventory management program whereby, among other things, it is committed to purchase certain quantities of leaf tobacco. The purchase commitments are for quantities not in excess of anticipated requirements and are at prices, including carrying costs, established at the date of the commitment. Liggett had leaf tobacco purchase commitments of approximately $21,217 at March 31, 1997.

6.       PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment consists of the following:


                                                                                March 31,    December 31,
                                                                                  1997          1996
                                                                                ---------    ------------
          Land and improvements ............................................    $    455      $    455
          Buildings ........................................................       6,150         5,848
          Machinery and equipment ..........................................      42,038        41,913
                                                                               ---------      --------

          Property, plant and equipment ....................................      48,643        48,216

          Less accumulated depreciation ....................................     (29,981)      (29,511)
                                                                                ---------      --------

          Property, plant and equipment, net ...............................    $ 18,662      $ 18,705
                                                                                ========      ========


7         LONG-TERM DEBT
          Long-term debt consists of the following:

                                                                                March 31,      December 31,
                                                                                  1997            1996
                                                                                ---------      -----------
          11.5% Senior Secured Notes due February 1, 1999,
             net of unamortized discount of  $349 and $424,
             respectively ..................................................    $112,263        $119,688
          Variable Rate Series C Senior Secured Notes due
             February 1, 1999 ..............................................      32,279          32,279
          Borrowings outstanding under revolving credit
             facility ......................................................      36,339          24,272
          Other ............................................................         202             266
                                                                                --------        --------
                                                                                 181,083         176,505

          Current portion ..................................................     (73,838)        (31,807)
                                                                                --------        --------

          Amount due after one year ........................................    $107,245        $144,698
                                                                                ========        ========


         Senior Secured Notes
         --------------------

         On February 14, 1992, Liggett issued $150,000 in Senior Secured Notes (the "Series B Notes"). Interest on the Series B Notes is payable semiannually on February 1 and August 1 at an annual rate of 11.5%. The Series B Notes and Series C Notes referred to below (collectively, the "Notes") require mandatory principal redemptions of $7,500 on February 1 in each of the years 1993 through 1997 and $37,500 on February 1, 1998 with the balance of the Notes due on February 1, 1999. In February 1997, $7,500 of the Series B Notes were purchased using revolver availability and credited against the mandatory redemption requirements. The transaction resulted in a net gain of $2,963. The Notes are collateralized by substantially all of the assets of the Company, excluding inventories and receivables. Eve is a guarantor for the Notes. The Notes may be redeemed, in whole or in part, at a price equal to 102% and 100% of the principal amount in the years 1997 and 1998, respectively, at the option of the

Company. The Notes contain restrictions on Liggett's ability to declare or pay cash dividends, incur additional debt, grant liens and enter into any new agreements with affiliates, among others.

         On January 31, 1994, the Company issued $22,500 of Variable Rate Series C Senior Secured Notes (the "Series C Notes"). The Series C Notes have the same terms (other than interest rate) and stated maturity as the Series B Notes. The Series C Notes bore a 16.5% interest rate, which was reset on February 1, 1995 to 19.75%. The Company had received the necessary consents from the required percentage of holders of its Series B Notes allowing for an aggregate principal amount up to but not exceeding $32,850 of Series C Notes to be issued under the Series C Notes indenture. In connection with the consents, holders of Series B Notes received Series C Notes totaling two percent of their current Series B Notes holdings. The total principal amount of such Series C Notes issued was $2,842. On November 20, 1994, the Company issued the remaining $7,508 of Series C Notes in exchange for an equal amount of Series B Notes and cash of $375. The Series B Notes so exchanged were credited against the mandatory redemption requirements for February 1, 1995.

         Revolving Credit Facility
         -------------------------

         On March 8, 1994, Liggett entered into a revolving credit facility (the "Facility") under which it can borrow up to $40,000 (depending on the amount of eligible inventory and receivables as determined by the lenders) from a syndicate of commercial lenders. Availability under the Facility was approximately $461 based upon eligible collateral at March 31, 1997. The Facility is collateralized by all inventories and receivables of the Company. Borrowings under the Facility, whose interest is calculated at a rate equal to 1.5% above Philadelphia National Bank's (the indirect parent of Congress Financial Corporation, the lead lender) prime rate of 8.25%, bore a rate of 9.75% on March 31, 1997. On April 1, 1997, Philadelphia National Bank raised its prime rate to 8.5%, thereby increasing Liggett's interest rate to 10.0%. The Facility contains certain financial covenants similar to those contained in the Note indenture, including restrictions on Liggett's ability to declare or pay cash dividends, incur additional debt, grant liens and enter into any new agreements with affiliates, among others. In addition, the Facility currently imposes requirements with respect to the Company's adjusted net worth (not to fall below a deficit of $180,000 as computed in accordance with the agreement) and working capital (not to fall below a deficit of $12,000 as computed in accordance with the agreement). The Facility is classified as short-term debt as of March 31, 1997, as it becomes due on March 8, 1998, unless extended by the lenders.

         During the first quarter of 1997, the Company violated the working capital covenant contained in the Facility as a result of the 1998 mandatory redemption payment on the Senior Secured Notes becoming due within one year. On March 19, 1997, the lead lender agreed to waive this covenant default, and the Facility was amended as follows: (i) the working capital definition was changed to exclude the current portion of the Senior Secured Notes; (ii) the maximum permitted working capital deficit, as defined, was reduced to $12,000; (iii) the maximum permitted adjusted net worth deficit was increased to $180,000; and
(iv) the permitted advance rates under the Facility for eligible inventory were reduced by five percent.

         For information concerning Liggett's substantial near-term debt service requirements and other related matters, see Note 1.

8.       COMMITMENTS AND CONTINGENCIES

         Litigation
         ----------

         Since 1954, Liggett and other United States cigarette manufacturers have been named as defendants in a number of direct and third-party actions predicated on the theory that they should be liable for damages from cancer and other adverse health effects alleged to have been caused by cigarette smoking or by exposure to secondary smoke (environmental tobacco smoke, "ETS") from cigarettes. These cases are reported hereinafter as though having been commenced against Liggett (without regard to whether such cases were actually commenced against BGL or Liggett). New cases continue to be commenced against Liggett and other cigarette manufacturers. As new cases are commenced, the costs associated with defending such cases and the risks attendant to the inherent unpredictability of litigation continue to increase. Liggett had been receiving certain financial and other assistance from others in the industry in defraying the costs and other burdens incurred in the defense of smoking and health litigation and related proceedings, but these benefits have recently ended. Certain joint defense arrangements, and the financial benefits incident thereto, have also ended. The future financial impact on the Company of the termination of this assistance and the effects of the tobacco litigation settlements discussed below is not quantifiable at this time.

         As of March 31, 1997, there were 107 cases pending against Liggett where individual plaintiffs allege injury resulting from cigarette smoking, addiction to cigarette smoking or exposure to ETS and seek compensatory and, in some cases, punitive damages. Of these, 53 are pending in the State of Florida and 20 are pending in the State of New York. The balance of individual cases are pending in 14 different states. The next individual case scheduled for trial where Liggett is a defendant is CHUTZ-REYMERS V. LIGGETT GROUP INC., ET AL. United States District Court, Middle District of Florida, Tampa Division, which is scheduled for trial in June 1997. In light of the settlements discussed below, this case will not proceed against Liggett on that date. In addition to the foregoing, there are four individual cases scheduled for trial in 1997 where Liggett is a defendant, although trial dates are subject to change.

         The plaintiffs' allegations of liability in those cases in which individuals seek recovery for personal injuries allegedly caused by cigarette smoking are based on various theories of recovery, including negligence, gross negligence, strict liability, fraud, misrepresentation, design defect, failure to warn, breach of express and implied warranties, conspiracy, concert of action, unjust enrichment, common law public nuisance, indemnity, market share liability, and violations of deceptive trade practices laws and antitrust statutes. Plaintiffs also seek punitive damages in many of these cases. Defenses raised by defendants in these cases include lack of proximate cause, assumption of the risk, comparative fault and/or contributory negligence, lack of design defect, statutes of limitations, equitable defenses such as "unclean hands" and lack of benefit, failure to state a claim and federal preemption. Several representative cases are described below.

         On June 24, 1992, in the action entitled CIPOLLONE V. LIGGETT GROUP INC., ET AL., the United States Supreme Court issued an opinion concluding that The Federal Cigarette Labeling and Advertising Act did not preempt state common law damage claims but that The Public Health Cigarette Smoking Act of 1969 (the "1969 Act"), did preempt certain, but not all, state common law damage claims. The decision bars plaintiffs from asserting claims that, after the effective date of the 1969 Act, the tobacco companies either failed to warn adequately of the claimed health risks of cigarette smoking or sought to neutralize those claimed risks in their advertising or promotion of cigarettes. Bills have been introduced in Congress on occasion to eliminate the federal preemption defense. Enactment of any federal legislation with such an effect could result in a significant increase in claims, liabilities and litigation costs.

         On March 27, 1987, an action entitled YVONNE ROGERS V. LIGGETT GROUP INC. ET AL., Superior Court, Marion County, Indiana, was filed against Liggett and others. The plaintiff sought compensatory and punitive damages for cancer alleged to have been caused by cigarette smoking. Trial commenced on January 31, 1995. The trial ended on February 22, 1995 when the trial court declared a mistrial due to the jury's inability to reach a verdict. The Court directed a verdict in favor of the defendants as to the issue of punitive damages during the trial of this action. A second trial commenced on August 5, 1996 and, on August 23, 1996, the jury returned a verdict in favor of the defendants. A Notice of Appeal has been filed by the plaintiff.

         On October 31, 1991, an action entitled BROIN ET AL. V. PHILIP MORRIS INCORPORATED, ET AL., Circuit Court of the Eleventh Judicial District in and for Dade County, Florida, was filed against Liggett and others. This case was the first class action commenced against the industry, and has been brought by plaintiffs on behalf of all flight attendants that have worked or are presently working for airlines based in the United States and who have never regularly smoked cigarettes but allege that they have been damaged by involuntary exposure to ETS. Plaintiffs' motion to certify the action as a class action was granted. The suit is scheduled to go to trial on June 2, 1997. In addition to Broin, as of March 31, 1997 there were 16 other actions which have either been certified as a class or are seeking class certification. One of these actions, ENGLE, ET AL. V. R. J. REYNOLDS TOBACCO COMPANY, ET AL., Circuit Court of the Eleventh Judicial Circuit in and for Dade County, Florida, involving a certified class of smokers in the State of Florida, is scheduled to commence trial on September 8, 1997.

         On May 12, 1992, an action entitled CORDOVA V. LIGGETT GROUP INC., ET AL., Superior Court of the State of California, City of San Diego, was filed against Liggett and others. In her complaint, plaintiff, purportedly on behalf of the general public, alleges that defendants have been engaged in unlawful, unfair and fraudulent business practices by allegedly misrepresenting and concealing from the public scientific studies pertaining to smoking and health funded by, and misrepresenting the independence of, the Council on Tobacco Research ("CTR") and its predecessor. The complaint seeks equitable relief against the defendants, including the imposition of a corrective advertising campaign, restitution of funds, disgorgement of revenues and profits and the imposition of a constructive trust. The case is presently in the discovery phase. This action is scheduled for trial on December 12, 1997. A similar action has been filed in the Superior Court for the State of California, City of San Francisco.

         On September 10, 1993, an action entitled SACKMAN V. LIGGETT GROUP INC., United States District Court, Eastern District of New York, was filed against Liggett alleging as injury lung cancer. On May 25, 1996, the District Court granted Liggett summary judgment on plaintiff's fraud and breach of warranty claims. In addition, the District Court vacated the Magistrate's March 19, 1996 order compelling Liggett to produce certain CTR documents with respect to which Liggett had asserted various privilege claims, and allowed the other cigarette manufacturers and the CTR to intervene in order to assert their interests and privileges with respect to those same documents. The Magistrate Judge is presently reconsidering plaintiffs' motion to compel production of documents. No trial date has been set.

         On March 25, 1994, an action entitled CASTANO, ET AL. V. THE AMERICAN TOBACCO COMPANY INC., ET AL., United States District Court, Eastern District of Louisiana, was filed against Liggett and others. The class action complaint sought relief for a nationwide class of smokers based on their alleged addiction to nicotine. The District Court granted plaintiffs' motion for class certification. On May 23, 1996, the Fifth Circuit Court of Appeals decertified the class and instructed the District Court to dismiss the class complaint. On March 12, 1996, Liggett and BGL entered into an agreement, subject to court approval, to settle the CASTANO class action tobacco litigation.

         Under the CASTANO settlement agreement, upon final court approval of the settlement, the CASTANO class would be entitled to receive up to 5% of Liggett's pretax income (income before income taxes) each year (up to a maximum of $50,000 per year) for the next twenty-five years, subject to certain reductions provided for in the agreement, and a $5,000 payment from Liggett if BGL or Liggett fails to consummate a merger or similar transaction with another non-settling tobacco company defendant within three years of the date of the settlement. BGL and Liggett have the right to terminate the CASTANO settlement under certain circumstances. On May 11, 1996, the CASTANO Plaintiffs Legal Committee filed a motion with the District Court seeking preliminary approval of the CASTANO settlement. On September 6, 1996, the CASTANO plaintiffs withdrew the motion for approval of the CASTANO settlement.

         On March 14, 1996, BGL, the CASTANO Plaintiffs Legal Committee and the CASTANO plaintiffs entered into a letter agreement. According to the terms of the letter agreement, for the period ending nine months from the date of Final Approval (as defined in the letter), if granted, of the CASTANO settlement or, if earlier, the completion by BGL or Liggett of a combination with any defendant in CASTANO, except Philip Morris, the CASTANO plaintiffs and their counsel agree not to enter into any more favorable settlement agreement with any CASTANO defendant which would reduce the terms of the CASTANO settlement agreement. If the CASTANO plaintiffs or their counsel enter into any such settlement during this period, they shall pay BGL $250,000 within thirty days of the more favorable agreement and offer BGL and

Liggett the option to enter into a settlement on terms at least as favorable as those included in such other settlement. The letter agreement further provides that during the same time period, and if the CASTANO settlement agreement has not been earlier terminated by BGL in accordance with its terms, BGL and its affiliates will not enter into any business transaction with any third party which would cause the termination of the CASTANO settlement agreement. If BGL or its affiliates enter into any such transaction, then the CASTANO plaintiffs will be entitled to receive $250,000 within thirty days from the transacting party.

         In February 1995, an action entitled GRADY CARTER, ET AL. V. THE AMERICAN TOBACCO COMPANY, ET AL., Superior Court for the State of Florida, Duval County, was filed against Liggett and others. Plaintiff sought compensatory damages, including, but not limited to, reimbursement for medical costs. Both American Tobacco and Liggett were subsequently dismissed from this action. On August 9, 1996, a jury returned a verdict against the remaining defendant, Brown & Williamson Tobacco Corp., in the amount of $750. Brown & Williamson has filed a Notice of Appeal.

         On May 23, 1994, an action entitled MOORE, ATTORNEY GENERAL, EX REL STATE OF MISSISSIPPI V. THE AMERICAN TOBACCO COMPANY, ET AL., Chancery Court of Jackson County, Mississippi, was commenced against Liggett and others seeking restitution and indemnity for medical payments and expenses allegedly made or incurred for tobacco related illnesses. In May 1994, the State of Florida enacted legislation, effective July 1, 1994, allowing certain state authorities or entities to commence litigation seeking recovery of certain Medicaid payments made on behalf of Medicaid recipients as a result of diseases (including, but not limited to, diseases allegedly caused by cigarette smoking) allegedly caused by liable third parties (including, but not limited to, the tobacco industry). On February 21, 1995, the State of Florida commenced an action pursuant to this statutory scheme. In addition to Florida and Mississippi, similar actions have been filed by many other states and municipalities. The Mississippi, Florida and Texas Medicaid recovery actions are scheduled for trial in 1997 (see settlement discussions below). Legislation similar to that enacted in Florida has been introduced in the Massachusetts and New Jersey legislatures.

         In certain of the pending proceedings, state and local government entities and others seek reimbursement for Medicaid and other health care expenditures allegedly caused by tobacco products. The claims asserted in these Medicaid recovery actions vary. All plaintiffs assert the equitable claim that the tobacco industry was "unjustly enriched" by plaintiffs' payment of health care costs allegedly attributable to smoking and seek reimbursement of those costs. Other claims made by some but not all plaintiffs include the equitable claim of indemnity, common law claims of negligence, strict liability, breach of express and implied warranty, violation of a voluntary undertaking or special duty, fraud, negligent misrepresentation, conspiracy, public nuisance, claims under state and federal statutes governing consumer fraud, antitrust, deceptive trade practices and false advertising, and claims under the Federal Racketeer Influenced and Corrupt Organization Act.

         On March 15, 1996, Liggett and BGL entered into a settlement of tobacco-related litigation with the Attorneys General of Florida, Louisiana, Mississippi, West Virginia and Massachusetts. The settlement with the Attorneys General releases Liggett and BGL from all tobacco-related claims by these states including claims for Medicaid reimbursement and concerning sales of cigarettes to minors. The settlement provides that additional states which commence similar Attorney General actions may agree to be bound by the settlement prior to six months from the date thereof (subject to extension of such period by the settling defendants). Certain of the terms of the settlement are summarized below.

         Under the settlement, the states would share an initial payment by Liggett of $5,000 ($1,000 of which was paid on March 22, 1996, with the balance payable over nine years and indexed and adjusted for inflation), provided that any unpaid amount will be due sixty days after either a default by Liggett in its payment obligations under the settlement or a merger or other similar transaction by Liggett or BGL with another defendant in the lawsuits. In addition, Liggett will be required to pay the states a percentage of Liggett's pretax income (income before income taxes) each year from the second through the twenty-fifth year. This annual percentage is 2-1/2% of Liggett's pretax income, subject to increase to 7-1/2% depending on the number of additional states joining the settlement. No additional states have joined this settlement to date. All of Liggett's payments are subject to certain reductions provided for in the agreement. Liggett has also agreed to pay to the states $5,000 if Liggett or BGL fails to consummate a merger or other similar transaction with another defendant in the lawsuits within three years of the date of the settlement.

         Settlement funds received by the Attorneys General will be used to reimburse the states' smoking-related healthcare costs. While neither consenting to FDA jurisdiction nor waiving their objections thereto, Liggett and BGL also have agreed to phase in compliance with certain of the proposed interim FDA regulations on the same basis as provided in the CASTANO settlement.

         Liggett and BGL have the right to terminate the settlement with respect to any state participating in the settlement if any of the remaining defendants in the litigation succeed on the merits in that state's Attorney General action. Liggett and BGL may also terminate the settlement if they conclude that too many states have filed Attorney General actions and have not resolved such cases as to the settling defendants by joining in the settlement.

         At December 31, 1995, the Company had accrued approximately $4,000 for the present value of the fixed payments under the March 1996 Attorneys General settlement, of which $2,278 was outstanding on March 31, 1997. No additional amounts have been accrued with respect to the recent settlements discussed below. The Company cannot quantify the future costs of the settlements at this time as the amount Liggett must pay is based, in part, on future operating results. Possible future payments based on a percentage of pretax income, and other contingent payments based on occurrence of a business combination, will be expensed when considered probable.

         On March 20, 1997, Liggett, together with BGL, entered into a comprehensive settlement of tobacco litigation through parallel agreements with the Attorneys General of 17 additional states and with a nationwide class of individuals and entities that allege smoking-related claims. Thereafter, on April 14, 1997, the State of California entered into a settlement agreement with Liggett and BGL, of the action which it comtemplates commencing against the industry and on May 6, 1997, the State of Alaska entered into a settlement agreement with Liggett and BGL, of the action which it recently commenced against the industry. The settlements cover all smoking-related claims, including both addiction-based and tobacco injury claims against Liggett and BGL, brought by the Attorneys General and, upon court approval, the nationwide class.

        The recent Attorneys General settlements, which do not require court approval, include the states of Alaska, Arizona, California, Connecticut, Hawaii, Illinois, Indiana, Iowa, Kansas, Maryland, Michigan, Minnesota, New Jersey, New York, Oklahoma, Texas, Utah, Washington and Wisconsin. Liggett and BGL's previous settlements on March 15, 1996, with the Attorneys General of Florida, Louisiana, Massachusetts, Mississippi and West Virginia remain in full force and effect. Several other states have either recently filed Medicaid recovery actions or indicated intentions to do so. Both Liggett and BGL will endeavor to resolve those matters on substantially the same terms and conditions as the prior settlements; however, there can be no assurance that any such settlements will be completed.

         The settlement with the nationwide class covers all smoking-related claims. On March 20, 1997, Liggett, BGL and plaintiffs filed the mandatory class settlement agreement in an action entitled FLETCHER, ET AL. V. BROOKE GROUP LTD., ET AL., Circuit Court of Mobile County, Alabama, where the court granted preliminary approval and preliminary certification of the class. Class members will be notified of the settlement and will have an opportunity to appear at a later court hearing. Effectiveness of the mandatory settlement is conditioned on final court approval of the settlement after a fairness hearing. There can be no assurance as to whether or when court approval will be obtained. There are no opt out provisions in this settlement, except for Medicaid claims by states that are not party to the Attorneys General settlements.

         Pursuant to the settlements, Liggett and BGL have agreed to cooperate fully with the Attorneys General and the nationwide class in their lawsuits against the tobacco industry. Liggett and BGL have agreed to provide to these parties all relevant tobacco documents in their possession, other than those subject to claims of joint defense privilege, and to waive, subject to court order, certain attorney-client privileges and work product protections regarding Liggett's smoking-related documents to the extent Liggett and BGL can so waive these privileges and protections.. The Attorneys General and the nationwide class have agreed to keep Liggett's documents under protective order and, subject to final court approval, to limit their use to those actions brought by parties to the settlement agreements. Those documents that may be subject to a joint defense privilege with other tobacco companies will not be produced to the Attorneys General or the nationwide class, but will be, pursuant to court order, submitted to the appropriate court and placed under seal for possible in camera review. Additionally, under similar protective conditions, Liggett and BGL have agreed to offer their employees for witness interviews and testimony at deposition and trial. Pursuant to both settlement agreements, Liggett has also agreed to place an additional warning on its cigarette packaging stating that "smoking is addictive" and to issue a public statement, as requested by the Attorneys General.

         Under the terms of the new settlement agreements, Liggett will pay on an annual basis 25% of its pretax income for the next 25 years into a settlement fund, commencing with the first full fiscal year starting after the date of the agreements. Monies collected in the settlement fund will be overseen by a court-appointed committee and utilized to compensate state health care programs and settlement class members and to provide counter-market advertising. Liggett has also agreed to phase-in compliance with certain proposed FDA regulations regarding smoking by children and adolescents, including a prohibition on the use of cartoon characters in tobacco advertising and limitations on the use of promotional materials and distribution of sample packages where minors are present.

         Under both settlement agreements, any other tobacco company defendant, except Philip Morris, merging or combining with Liggett or BGL, prior to the fourth anniversary of the settlement agreements, would receive certain settlement benefits, including limitations on potential liability and not having to post a bond to appeal any further adverse judgment. In addition, within 120 days following such a combination, Liggett would be required to pay $25 million to a settlement fund. Both the Attorneys General and the nationwide class have also agreed not to seek an injunction preventing a defendant tobacco company combining with Liggett or BGL from spinning off any of its affiliates which are not engaged in the domestic tobacco business.

         Liggett and BGL are also entitled to certain "most favored nation" benefits not available to the other defendant tobacco companies. In addition, in the event of a "global" tobacco settlement enacted through Federal legislation or otherwise, the Attorneys General and tobacco plaintiffs have agreed to use their "best efforts" to ensure that Liggett's and BGL's liability under such a plan should be no more onerous than under these new settlements.

        On March 20, 1997, R.J. Reynolds Tobacco Company, Philip Morris, Inc., Brown & Williamson Tobacco Corporation and Lorillard Tobacco Company, Inc. obtained a temporary restraining order from a North Carolina state court preventing Liggett and BGL and their agents, employees, directors, officers and lawyers from turning over documents allegedly subject to the joint defense privilege in connection with the settlements, which restraining order was converted to a preliminary injunction by the court on April 9, 1997. This ruling is currently on appeal by Liggett and BGL. On March 24, 1997, the United States District Court for the Eastern District of Texas and state courts in Mississippi and Illinois each issued orders enjoining the other tobacco companies from interfering with Liggett's filing with the courts, under seal, those documents.

         The Company understands that a grand jury investigation is being conducted by the office of the United States Attorney for the Eastern District of New York regarding possible violations of criminal law relating to the activities of The Council for Tobacco Research - USA, Inc. The Company was a sponsor of The Council for Tobacco Research - USA, Inc. at one time. The Company is unable at this time to predict the outcome of this investigation.

         In March 1996, Liggett received a subpoena from a Federal grand jury sitting in the Southern District of New York. Documents have been produced in response to the subpoena. The Company understands that this investigation has been transferred to the main office of the United States Department of Justice. In addition, in May 1996, Liggett was served with a subpoena by a grand jury sitting in the District of Columbia. Liggett is in the process of responding to that subpoena. Liggett and BGL are unable, at this time, to predict the outcome of these investigations.

         The Antitrust Division of the United States Department of Justice investigation into the United States tobacco industry activities in connection with product development efforts regarding "fire-safe" or self-extinguishing cigarettes has been concluded. No action by the Department of Justice was taken.

         On March 15, 1996, an action entitled SPENCER J. VOLK V. LIGGETT GROUP INC. was filed in the United States District Court for the Southern District of New York, Case No. 96-CIV-1921, wherein the plaintiff, who was formerly employed as Liggett's President and Chief Executive Officer, seeks recovery of certain monies allegedly owing by Liggett to him for long-term incentive compensation. At a September 19, 1996 hearing, the court dismissed the plaintiff's alternate claim for recovery under a fraud theory and by order dated March 10, 1997, the court dismissed the balance of plaintiff's claims. A notice of appeal has been filed by the plaintiff.

         Litigation is subject to many uncertainties, and it is possible that some of the aforementioned actions could be decided unfavorably against the Company. An unfavorable outcome of a pending smoking and health case could encourage the commencement of additional similar litigation. The Company is not able to evaluate the effect of these developing matters on pending litigation or the possible commencement of additional litigation.

         There are several other proceedings, lawsuits and claims pending against Liggett unrelated to product liability. Management is of the opinion that the liabilities, if any, ultimately resulting from such other proceedings, lawsuits and claims should not materially affect Liggett's financial position, results of operations or cash flows.

         The Company is unable to make a meaningful estimate of the amount or range of loss that could result from an unfavorable outcome of the cases pending against Liggett and BGL. It is possible that the Company's consolidated financial position, results of operations and cash flows could be materially adversely affected by an ultimate unfavorable outcome in any of such pending litigation.

         Legislation and Regulation
         --------------------------

         On August 28, 1996, the Food and Drug Administration ("FDA") filed in the Federal Register a Final Rule classifying tobacco as a drug, asserting jurisdiction by the FDA over the manufacture and marketing of tobacco products and imposing restrictions on the sale, advertising and promotion of tobacco products. The FDA's stated objective and focus for its initiative is to limit access to cigarettes by minors by measures beyond the restrictions either mandated by existing federal, state and local laws or voluntarily implemented by major manufacturers in the industry. Litigation was commenced in the United States District Court for the Middle District of North Carolina challenging the legal authority of the FDA to assert such jurisdiction, as well as challenging the constitutionality of the rules. A hearing on the tobacco industry's motion for summary judgment in that case was held on February 10, 1997 and a decision by the Court was issued on April 25, 1997. The court granted plaintiffs' motion for summary judgment prohibiting the FDA from regulating or restricting the promotion and advertising of tobacco products. The court denied plaintiffs' motion for summary judgment on the issue of whether the FDA has the authority to regulate access to, and labeling of, tobacco products. The four major cigarette manufacturers and the FDA have filed notices of appeal.

         Liggett and BGL, while neither consenting to FDA jurisdiction nor waiving their objections thereto, agreed to withdraw their objections and opposition to the proposed rule making and to phase in compliance with certain of the proposed interim FDA regulations. See discussions of the CASTANO and Attorneys General settlements above.

         In August 1996, the Commonwealth of Massachusetts enacted legislation requiring tobacco companies to publish information regarding the ingredients in cigarettes and other tobacco products sold in that state. Regulations adopted pursuant to this legislation are scheduled to become effective on July 1, 1997. On February 7, 1997, the United States District Court for the District of Massachusetts denied an attempt to block the new legislation on the ground that it is preempted by federal law.

         On September 13, 1995, the President of the United States issued Presidential Proclamation 6821, which established a tariff rate quota ("TRQ") on certain imported tobacco, imposing extremely high tariffs on imports of flue-cured and burley tobacco in excess of certain levels which vary from country to country. Oriental tobacco is exempt from the quota as well as all tobacco originating from Canada, Mexico or Israel. Management believes that the TRQ levels are sufficiently high to allow Liggett to operate without material disruption to its business.

         On February 20, 1996, the United States Trade representative issued an "advance notice of rule making" concerning how tobaccos imported under the TRQ should be allocated. Currently, tobacco imported under the TRQ is allocated on a "first-come, first-served" basis, meaning that entry is allowed on an open basis to those first requesting entry in the quota year. Others in the cigarette industry have suggested an "end-user licensing" system under which the right to import tobacco under the quota would be initially assigned on the basis of domestic market share. Such an approach, if adopted, could have a material adverse effect on the Company.

         In April 1994, the United States Occupational Safety and Health Administration ("OSHA") issued a proposed rule that could ultimately ban smoking in the workplace. Hearings were completed during 1995. OSHA has not yet issued a final rule or a proposed revised rule. While the Company cannot predict the outcome, some form of federal regulation of smoking in workplaces may result.

         In January 1993, the United States Environmental Protection Agency ("EPA") released a report on the respiratory effect of ETS which concludes that ETS is a known human lung carcinogen in adults, and in children causes increased respiratory tract disease and middle ear disorders and increases the severity and frequency of asthma. In June 1993, the two largest of the major domestic cigarette manufacturers, together with other segments of the tobacco and distribution industries, commenced a lawsuit against the EPA seeking a determination that the EPA did not have the statutory authority to regulate ETS, and that given the current body of scientific evidence and the EPA's failure to follow its own guidelines in making the determination, the EPA's classification of ETS was arbitrary and capricious. Whatever the outcome of this litigation, issuance of the report may encourage efforts to limit smoking in public areas.

         The Company has been involved in certain environmental proceedings, none of which, either individually or in the aggregate, rise to the level of materiality. The Company's current operations are conducted in accordance with all environmental laws and regulations. Management is unaware of any material environmental conditions affecting its existing facilities. Compliance with federal, state and local provisions regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, have not had a material effect on the capital expenditures, earnings or competitive position of Liggett.

         In addition to the foregoing, there have been a number of other restrictive regulatory actions, adverse political decisions and other unfavorable developments concerning cigarette smoking and the tobacco industry, the effects of which, at this time, the Company is not able to evaluate.

9.       RELATED PARTY TRANSACTIONS

         On July 5, 1996, Liggett purchased 140,000 shares (19.97%) of Liggett-Ducat Ltd.'s ("Liggett-Ducat") tobacco operations from Brooke (Overseas) Ltd. ("BOL"), an indirect subsidiary of BGL, for $2,100. Liggett-Ducat, which produces cigarettes in Russia, manufactured and marketed
11.4 billion cigarettes in 1996. Liggett also acquired on that date for $3,400 a ten-year option, exercisable by Liggett in whole or in part, to purchase from BOL at the same per share price up to 292,407 additional shares of Liggett-Ducat, thereby entitling Liggett to increase its interest in Liggett-Ducat to approximately 62%. The option fee is to be credited against the purchase price. In addition, as part of the same transaction, Liggett had the right on or before June 30, 1997 to acquire from BOL for $2,200 another ten-year option on the same terms to purchase the remaining shares of Liggett-Ducat (an additional 33%). On March 13, 1997, Liggett acquired this option and paid BOL $2,000, and recorded a payable to BOL for the remaining $0.2 million. Liggett accounts for its investment in Liggett-Ducat under the equity method of accounting. Liggett's equity in the net loss of Liggett-Ducat amounted to $33 for the three months ended March 31, 1997. The excess of the cost of the option over carrying amount of net assets to be acquired under the option has been charged to stockholder's deficit.

         Liggett is party to a Tax-Sharing Agreement dated June 29, 1990 with BGL and certain other entities pursuant to which Liggett has paid taxes to BGL as if it were filing a separate company tax return, except that the agreement effectively limits the ability of Liggett to carry back losses for refunds. Liggett is entitled to recoup overpayments in a given year out of future payments due under the agreement.

         Liggett is a party to an agreement dated February 26, 1991, as amended October 1, 1995, with BGL to provide various management and administrative services to the Company in consideration for an annual management fee of $900 paid in monthly installments and annual overhead reimbursements of $864 paid in quarterly installments.

         Liggett has entered into an annually renewable Corporate Services Agreement with BGLS wherein BGLS agreed to provide corporate services to the Company at an annual fee paid in monthly installments. Corporate services provided by BGLS under this agreement include the provision of administrative services related to Liggett's participation in its parent company's multi-employer benefit plan, external publication of financial results, preparation of consolidated financial statements and tax returns and such other administrative and managerial services as may be reasonably requested by Liggett. The charges for services rendered under the agreement amounted to $830 in 1997 and $790 in 1996. This fee is in addition to the management fee and overhead reimbursements described above.

         Since April 1994, the Company has leased equipment from BGLS for $50 per month. On April 28, 1997, BOL purchased excess production equipment from Liggett for $3,000, for a gain of $2,578.

10.      RESTRUCTURING CHARGES

         In the first three months of 1997, the Company reduced its headcount by 87 positions and recorded a $1,761 restructuring charge to operations for severance programs, primarily salary continuation and related benefits for terminated employees. Approximately $285 in restructuring charges will be funded in subsequent years. The Company expects to continue its cost reduction programs.

                               EVE HOLDINGS INC.

                                 BALANCE SHEETS

                                  (Unaudited)
                (Dollars in thousands, except per share amounts)


                                                                                 March 31,    December 31,
                                                                                   1997          1996
                                                                                 ---------    ------------
                                                          ASSETS

Cash ...........................................................................  $      4     $     --

Office equipment ...............................................................         1            2

Trademarks, at cost, less accumulated amortization of
    $17,719 and $17,294, respectively ..........................................     2,694        3,119
                                                                                  --------     --------

               Total assets ....................................................  $  2,699     $  3,121
                                                                                  ========     ========


                               LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)

Federal income taxes currently payable to parent ...............................  $    528     $     --

Dividends payable ..............................................................       980        4,623

Cash overdraft .................................................................        --           92

Other current liabilities ......................................................        --           19

Deferred income taxes ..........................................................       943        1,092
                                                                                  --------     --------

              Total liabilities ................................................     2,451        5,826
                                                                                  --------     --------

Stockholder's equity (deficit):
   Common stock (par value $1.00 per share; authorized,
        issued and outstanding 100 shares) and contributed
        capital ................................................................    47,848       46,548

   Receivables from parent:
       Note receivable - interest at 14%, due no sooner
          than February 1, 1999  ...............................................   (44,520)     (44,520)
       Other ...................................................................    (3,080)      (4,733)
                                                                                  --------     --------

              Total stockholder's equity (deficit) .............................       248       (2,705)
                                                                                  --------     --------

              Total liabilities and stockholder's equity (deficit) .............  $  2,699     $  3,121
                                                                                  ========     ========


                  The accompanying notes are an integral part
                         of these financial statements.

                               EVE HOLDINGS INC.

                            STATEMENTS OF OPERATIONS

                                  (Unaudited)
                             (Dollars in thousands)



                                                                                       Three Months Ended
                                                                                           March 31,
                                                                                       -------------------
                                                                                        1997       1996
                                                                                        ----       ----
Revenues:
    Royalties - parent ..............................................................   $1,546   $1,713
    Interest - parent ...............................................................    1,576    1,576
                                                                                        ------    -----
                                                                                         3,122    3,289
Expenses:
    Amortization of trademarks ......................................................      425      425
    Miscellaneous ...................................................................       37       24
                                                                                        ------    -----

    Income before income taxes ......................................................    2,660    2,840

Income tax provision ................................................................      379      994
                                                                                        ------   ------

    Net income ......................................................................   $2,281   $1,846
                                                                                        ======   ======






                  The accompanying notes are an integral part
                         of these financial statements.

                               EVE HOLDINGS INC.

                            STATEMENTS OF CASH FLOWS

                                  (Unaudited)
                             (Dollars in thousands)


                                                                                     Three Months Ended
                                                                                          March 31,
                                                                                     -------------------
                                                                                       1997         1996
                                                                                       ----         ----

Cash flows from operating activities:
    Net income .................................................................      $ 2,281      $ 1,846
    Adjustments to reconcile net income to net cash provided by operating activities:
        Depreciation and amortization ..........................................          425          425
        Deferred income taxes ..................................................         (149)        (149)
    Changes in assets and liabilities:
        Federal income taxes currently payable to parent .......................          528          978
        Other current liabilities ..............................................          (19)          --
                                                                                      -------      -------

            Net cash provided by operating activities ..........................        3,066        3,100
                                                                                      -------      -------
Cash flows from financing activities:
    Dividends/capital distributions ............................................       (4,623)      (2,536)
    Increase in due from parent ................................................        1,653         (569)
    Decrease in cash overdraft .................................................          (92)          --
                                                                                      -------      -------

           Net cash used in financing activities ...............................       (3,062)      (3,105)
                                                                                      -------      -------

Net increase (decrease) in cash ................................................            4           (5)

Cash:
    Beginning of period ........................................................           --            8
                                                                                      -------      -------

    End of period ..............................................................      $     4      $     3
                                                                                      =======      =======
Supplemental cash flow information:
    Payments of income taxes through receivable from parent ....................      $    --      $   164
    Income taxes................................................................           32           --
    Dividends/capital distributions declared but not paid ......................          980        2,122









                  The accompanying notes are an integral part
                         of these financial statements.

                               EVE HOLDINGS INC.

                         NOTES TO FINANCIAL STATEMENTS

                                  (Unaudited)
                (Dollars in thousands, except per share amounts)

1.       THE COMPANY

         Eve Holdings Inc. ("Eve") is a wholly-owned subsidiary of Liggett Group Inc. ("Liggett"). Eve, formed in June 1990, is the proprietor of, and has all right, title and interest in, certain federal trademark registrations (the "Trademarks"). Eve has entered into an exclusive licensing agreement with Liggett (effective until 2010) whereby Eve grants the use of the Trademarks to Liggett in exchange for royalties, computed based upon Liggett's annual net sales, excluding excise taxes. The Trademarks are pledged as collateral for Liggett's borrowings under the notes indentures (see Note 3).

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.       Going Concern

         The accompanying financial statements have been prepared assuming that Eve will continue as a going concern. Eve's revenues are comprised solely of royalties and interest income from Liggett. In addition, Eve holds a note receivable from Liggett for $44,520 due no sooner than February 1, 1999. Liggett had a working capital deficiency of $81,170 and a capital deficiency of $179,782 as of March 31, 1997, is highly leveraged and has substantial near-term debt service requirements. These matters raise substantial doubt about Eve and Liggett meeting their liquidity needs and their ability to continue as going concerns.

         The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

b.       Per Share Data

         All of Eve's common shares (100 shares authorized, issued and outstanding for all periods presented herein) are owned by Liggett. Accordingly, earnings and dividends per share data are not presented in these financial statements.

3.       GUARANTEE OF LIGGETT NOTES

         On February 14, 1992, Liggett issued $150,000 of Senior Secured Notes (the "Series B Notes"). In connection with the issuance of the Series B Notes, the Trademarks were pledged as collateral. In addition, Eve is a guarantor for the Series B Notes.

         During 1994, Liggett issued $32,850 of Series C Senior Secured Notes (the "Series C Notes"). Eve is a guarantor for the Series C Notes.

4.       INCOME TAXES

         Eve qualifies as a company conducting operations exempt from income taxation under Delaware General Statute Section 1903(b). In recent years, some states have been aggressively pursuing companies exempt under this statute. Eve's management believes that certain state income tax rulings supporting these states' arguments will be ultimately reversed and that Eve's status as a company not conducting business in these states will be respected. Consequently, management has not provided a reserve for additional state income taxes. No assurance can be given with regard to future state income tax rulings and audit activity with respect to Eve.